Exhibit 99.2

Soja, Inc.

Summary of Unaudited Pro-Forma Condensed Financial Statements

On October 22, 2012, GH completed the purchase of all of the UG Shares from the UG Sellers. The effective date of the UG Agreement was October 24, 2012. The UG Agreement included all of the assets and liabilities of Urban Garden which includes the inventory of the store located at 22516 Ventura Blvd., Woodland Hills, CA 91364 and various other assets. GH also assumed the liabilities of Urban Garden which were valued at $70,761. GrowLife CEO Sterling Scott personally guaranteed this liability. In consideration for the UG Shares, GrowLife agreed to pay to the Sellers an aggregate of 3,906,250 shares of the Company’s common stock valued at $156,250.

The Company has estimated that the fair value of the assets purchased to be $227,011. The purchase price has been allocated to specific identifiable tangible and intangible assets at their fair value at the date of the purchase in accordance with Accounting Standards Codification 805, “Business Combinations”, as follows:

Inventory	$35,000
Intangible assets	60,000
Goodwill	132,011
Total	227,011
Less fair value of liabilities assumed	(70,761)
Purchase price	$156,250

The intangible assets relate to customer lists and trade names and will be amortized over their respective lives of five years.

The unaudited pro forma balance sheet as of September 30, 2012 and the unaudited consolidated statement of operations for the year ended December 31, 2011 and the nine months ended September 30, 2012 presented herein gives effect to the acquisition as if the transaction had occurred at the beginning of such period and includes certain adjustments that are directly attributable to the transaction, which are expected to have a continuing impact on the Company, and are factually supportable, as summarized in the accompanying notes.

The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only. The unaudited pro forma condensed consolidated financial information presented herein is based on management’s estimate of the effects of the acquisition, had such transaction occurred on the dates indicated herein, based on currently available information and certain assumptions and estimates that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results of operations or financial position that actually would have been achieved had the acquisition been consummated on the dates indicated, or that may be achieved in the future.

The unaudited pro forma condensed consolidated financial information presented herein should be read in conjunction with the financial statements of the Company contained elsewhere in this Current Report on Form 8-K, as filed with the Securities and Exchange Commission, GrowLife’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission on April 1, 2013, and GrowLife’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, as filed with the Securities and Exchange Commission on May 14, 2013.

GrowLife, Inc. and Soja, Inc.
Pro-Forma Balance Sheet
As of September 30, 2012
(Unaudited)

	GrowLife, Inc.	Soja, Inc.	Pro-Forma Adjustment		Total

ASSETS
Current Assets
Cash	$164,181	$2,314	$(2,314)	(a)	$164,181
Accounts receivable, net	13,775	-	-		13,775
Inventory, net	380,506	35,000	-		415,506
Deposits	52,257	-	-		52,257
Total current assets	610,719	37,314	(2,314)		645,719

Property and equipment, net	22,215	-	-		22,215
Intangibles	508,600	-	60,000	(b)	568,600
Goodwill	711,133	-	132,011	(c)	843,144

Total Assets	$1,852,667	$37,314	$189,697		$2,079,678

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$256,799	$14,420	$(14,420)	(d)	$256,799
Accrued expenses	77,429	-	-		77,429
Credit line	-	70,169	592	(d)	70,761
Note payable & accrued interest	226,336	-	-		226,336
Total current liabilities	560,564	84,589			631,325

6% Senior secured convertible notes, net of discount	1,129,074	-	-		1,129,074

Total liabilities	1,689,638	84,589	-		1,760,399

Stockholders' Equity (Deficit)
Preferred stock	300	-	-		300
Common Stock	32,666	3,000	(2,609)	(e)&(f)	33,057
Additional Paid-in-Capital	1,804,747	-	155,859	(f)	1,960,606
Accumulated deficit	(1,674,684)	(50,275)	50,275	(e)	(1,674,684)
Total stockholders' equity (deficit)	163,029	(47,275)	203,525		319,279

Total liabilities and stockholders' equity (deficit)	$1,852,667	$37,314	$189,697		$2,079,678

See accompanying notes to pro-forma financial statements.

(a) To reflect that no cash was acquired via the acquisition
(b) To record intangible assets acquired, including customer lists, distributor relationships, and trade secrets
(c) To record goodwill
(d) To record the value of liabilities assumed
(e) To reflect that no equity was acquired/exchanged
(f) To record the issuance of 3,906,252 of the Company's common stock issued as payment for the acquisition of Soja, Inc

GrowLife, Inc. and Soja, Inc.
Pro-Forma Statement of Operations
For the Year Ended December 31, 2011
(Unaudited)

	GrowLife, Inc.	Soja, Inc.	Pro-Forma Adjustment		Total

Revenue	$498,736	$1,752,287	$-		$2,251,023

Cost of goods sold	352,481	1,252,511	-		1,604,992

Gross profit	146,255	499,776	-		646,031

General and administrative expenses	4,024,226	390,024	-		4,414,250

Income (loss) from operations	(3,877,971)	109,751	-		(3,768,220)

Other expenses:
Reverse merger expenses	(430,966)	-	-		(430,966)
Interest expense, net	(58,217)	-	-		(58,217)

Net income (loss)	$(4,367,154)	$109,751	$-		$(4,257,403)

Net income (loss) per share of common stock	$(0.03)	$109.75	$-		$(0.03)

Weighted average shares outstanding	137,158,752	1,000	3,905,252	(a)	141,065,004

See accompanying notes to pro-forma financial statements.

(a)
To record the issuance of 3,906,252 shares of the Company's common stock to acquire Soja, Inc. and  the elimination of the 1,000 shares of Soja, Inc. common stock that were outstanding at the time of the acquisition.

GrowLife, Inc. and Soja, Inc.
Pro-Forma Statement of Operations
For the Nine Months Ended September 30, 2012
(Unaudited)

	GrowLife, Inc.	Soja, Inc.	Pro-Forma Adjustment		Total

Revenue	$776,125	$763,803	$-		$1,539,928

Cost of goods sold	516,286	587,589	-		1,103,875

Gross profit	259,839	176,214	-		436,053

General and administrative expenses	1,068,510	173,759	-		1,242,269

Income (loss) from operations	(808,671)	2,455	-		(806,216)

Other expenses:
Change in fair value of derivatives	97,153	-	-		97,153
Interest expense, net	(138,189)	-	-		(138,189)

Net income (loss)	$(849,707)	$2,455	$-		$(847,252)

Net income (loss) per share of common stock	$(0.00)	$2.45	$-		$(0.00)

Weighted average shares outstanding	260,080,749	1,000	3,905,252	(a)	263,987,001

See accompanying notes to pro-forma financial statements.

(a)
To record the issuance of 3,906,252 shares of the Company's common stock to acquire Soja, Inc. and  the elimination of the 1,000 shares of Soja, Inc. common stock that were outstanding at the time of the acquisition.